                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 24, 2003, by and among GAYLORD INVESTMENTS, INC., a Delaware corporation ("Seller"), CUMULUS BROADCASTING, INC., a Nevada corporation ("Buyer"), and CUMULUS LICENSING CORP., a Nevada corporation ("License Co." and together with Buyer being hereinafter sometimes referred to as "Buyers").

                                   WITNESSETH:

                  WHEREAS, Seller is the licensee of the radio broadcast stations WSM-FM and WWTN(FM) serving the Nashville, Tennessee market (the "Stations"), pursuant to certain authorizations held by Seller and issued by the Federal Communications Commission (the "FCC") and Seller owns or leases certain assets primarily used in connection with the operation of the Stations;

                  WHEREAS, Seller agrees to sell, assign, and transfer the Stations, the FCC authorizations for the Stations, and certain assets primarily used in connection with the operation of the Stations, and Buyers desire to acquire the Stations, and such FCC authorizations and assets, and to assume certain of the liabilities relating thereto, all on the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, Gaylord Entertainment Company, a Delaware corporation, ("Parent") is the parent of Seller and has transferred the Purchased Assets (defined below) to Seller;

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

                  "ADVERTISING CONTRACTS" means all orders and agreements for the sale of advertising time on the Stations for cash, and all trade, barter, and similar agreements for the sale of advertising time on the Stations other than for cash, and all such orders and agreements for advertising time entered into between the date hereof and the LMA Commencement Date, each in the ordinary course of business, and to the extent the foregoing have not been performed as of the LMA Commencement Date, in each case to which Seller or Parent is a party.

                  "AGREEMENT" means this Asset Purchase Agreement.

                  "ALLOCATION SCHEDULE" has the meaning set forth in Section 2.5 hereof.

                  "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning set forth in Section 2.7 hereof.

                  "ASSIGNMENT APPLICATION" has the meaning set forth in Section
3.1 hereof.

                  "ASSUMED CONTRACTS" means all Contracts specified on Schedule 2.1(e) of the Schedule Volume hereto.

                  "ASSUMED CONTRACT LIABILITIES" has the meaning set forth in
Section 2.7 hereof.

                  "AUTHORIZATIONS" means collectively, the Commission Authorizations and the Other Authorizations.

                  "BALANCE SHEET DATE" has the meaning set forth in Section 4.11 hereof.

                  "BILL OF SALE" has the meaning set forth in Section 8.2(a) hereof.

                  "BUYER" means Cumulus Broadcasting, Inc., a Nevada corporation.

                  "BUYER DOCUMENTS" has the meaning set forth in Section 5.2 hereof.

                  "BUYER LIABILITIES" has the meaning set forth on Schedule 11.1(a) of the Schedule Volume hereto.

                  "BUYERS" means collectively, Buyer and License Co.

                  "CLOSING" has the meaning set forth in Section 8.1(a) hereof.

                  "CLOSING DATE" means the date on which the Closing occurs.

                  "CLOSING PAYMENT" has the meaning set forth in Section 2.4 hereof.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMISSION AUTHORIZATIONS" means all licenses, permits, approvals, construction permits, and other authorizations issued or granted by the FCC to Seller or Parent for the operation of, or primarily used or held for use in connection with the operation of the Stations (and any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters associated primarily with the Stations), including, without limitation, all of those listed in Schedule 4.6(b)(i) of the Schedule Volume hereto, together with any applications therefor, renewals, extensions, or modifications thereof and additions thereto.

                  "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

                  "COMPANY BENEFIT PLANS" has the meaning set forth in Section 4.15(a) hereof.


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

                  "CONTRACTS" means all contracts, agreements, orders, commitments, arrangements and understandings, written or oral, to which Seller or Parent in connection with the operation of the Stations is a party, including, without limitation, all leases, program licenses, contracts to broadcast product or programs on the Stations, and employment, confidentiality and indemnification agreements, Advertising Contracts, Real Property Leases and Personal Property Leases.

                  "CURE PERIOD" has the meaning set forth in Section 10.1(b) hereof.

                  "DOCUMENTATION" means all documentation, records, and software, whether in electronic or print form, in the possession or under the control of Seller or Parent evidencing, representing, or containing or relating to any Program primarily used in the operation of the Stations, as operated on the date hereof, including, without limitation, any manuals, functional and design specifications, user and programmer instructions, coding, testing notes, error reports and logs, patches and patch instructions, itemizations of development tools, and all other writings which would be necessary or helpful to a skilled programmer to understand, maintain, and enhance any Program.

                  "ENVIRONMENTAL COMPLAINT" means any complaint, order, citation or other written communication, whether from a governmental authority, citizens group, employee or other person with regard to Environmental Liabilities or any environmental, health, or safety matter affecting or relating to any of the Real Property or the operation of the Stations.

                  "ENVIRONMENTAL LIABILITIES" means any loss, liability, claim, damage, deficiency, cleanup or remediation obligation, injury, fine, penalty, cost (including cleanup or remediation costs) or expense (including attorneys' fees) arising from or in connection with (i) the use, management, treatment, handling, disposal, transport, storage, spill, escape, leakage, emission, release, discharge or presence of any Hazardous Substance, on, at, from or under any of the Real Property prior to the Closing Date; (ii) the failure to obtain any license or permit required in connection with any such Hazardous Substance prior to the Closing Date; or (iii) any noncompliance with any Environmental Requirement, and/or any Environmental Complaint relating to any period prior to the Closing Date.

                  "ENVIRONMENTAL REQUIREMENT" means any federal, state, local or foreign laws rules, binding and final order or regulations relating to the protection of human health or the environment (including, without limitation, any ambient air, surface water, ground water, wetlands, land surface, subsurface strata and indoor and outdoor workplace), including laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance or the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage disposal, transport or handling of Hazardous Substances.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means with respect to a Person, any other Person that is required to be aggregated with such Person under Section 414 (b) or (c) of the Code at any time prior to the Closing Date.

                  "ERISA PLAN" has the meaning set forth in Section 4.15(a) hereof.


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

                  "ESCROW AGREEMENT" has the meaning set forth in Section 2.12 hereof.

                  "ESCROW AMOUNT" means Three Million Two Hundred Fifty Thousand United States Dollars (US$ 3,250,000).

                  "EXCLUDED ASSETS" has the meaning set forth in Section 2.2 hereof.

                  "EXCLUDED CONTRACTS" means all Contracts other than the Assumed Contracts.

                  "EXCLUDED LIABILITIES" has the meaning set forth in Section
2.7 hereof.

                  "FCC" means the Federal Communications Commission.

                  "FCC LOGS" has the meaning set forth in Section 2.1(j) hereof.

                  "FINAL ORDER" means an action of the FCC which is not reversed, vacated, stayed, enjoined, annulled, set aside or suspended and with respect to which no timely request for stay, reconsideration, review, rehearing, or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition, or notice of appeal or for review by the FCC, and for any reconsideration, stay, or setting aside by the FCC on its own motion or initiative, has expired.

                  "FINANCIAL STATEMENTS" has the meaning set forth in Section
4.4 hereof.

                  "HAZARDOUS SUBSTANCE" has the meaning set forth in Section
4.13 hereof.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEMNIFICATION CAP" has the meaning set forth on Schedule 11.2(c) of the Schedule Volume hereto.

                  "INDEMNIFICATION THRESHOLD" has the meaning set forth on
Schedule 11.2(c) of the Schedule Volume hereto.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 11.3 hereof.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 11.3 hereof.

                  "INITIAL ORDER" has the meaning set forth in Section 3.1 hereof.

                  "INSURANCE PROCEEDS" means all insurance proceeds and rights thereto derived from loss, damage, or destruction of or to any Tangible Personal Property to the extent not utilized prior to the Closing to repair or replace the lost, damaged, or destroyed Tangible Personal Property.

                  "INTANGIBLES" means the call letters of the Stations, and all copyrights, trademarks, trade names, logos, slogans, jingles, service marks, applications for any of the foregoing, telephone numbers and listings, trade secrets, confidential or proprietary information, and other intangible property used or held for use by Seller or Parent primarily in connection


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with the business or operation of the Stations and any and all universal resource locators ("URLs"), domain names, of or maintained by or for the Stations, and the web site www.997wtn.com and all owned or leased property and assets (tangible or intangible) used by Seller or Parent to create and publish any such web site (collectively, the "Site") and all goodwill associated with any of the foregoing.

                  "KNOWLEDGE" means the actual knowledge of Colin Reed, David Kloeppel, Carter Todd, John Padgett or Watt Hairston, after reasonable investigation.

                  "LEASED REAL PROPERTY" means the Real Property that is the subject of the Real Property Leases.

                  "LETTER OF CREDIT" has the meaning set forth in Section 2.12 hereof.

                  "LICENSE CO." means Cumulus Licensing Corp., a Nevada corporation.

                  "LIEN RELEASE INSTRUMENTS" has the meaning set forth in
Section 6.11 hereof.

                  "LIENS" means any monetary liens, pledges, claims, charges, mortgages, security interests and encumbrances.

                  "LMA" has the meaning set forth in Section 2.10 hereof.

                  "LOSSES" has the meaning set forth in Section 11.1(a) hereof.

                  "MATERIAL CONTRACTS" has the meaning set forth in Section 4.9(e) hereof.

                  "OTHER AUTHORIZATIONS" means all licenses, permits, variances, franchises, certifications, approvals, construction permits, and authorizations issued or granted by any administrative body or licensing authority or governmental or regulatory agency, other than Commission Authorizations, primarily used or held for use, in connection with the operation of any of the Stations and/or the ownership and/or use of the Purchased Assets, including, without limitation, all of those listed on Schedule 4.6(b)(ii) of the Schedule Volume hereto, together with any applications therefor, renewals, extensions, or modifications thereof and additions thereto.

                  "PARENT" has the meaning set forth in the recitals hereto.

                  "PERMITTED ENCUMBRANCES" means (a) Liens for Taxes not yet due and payable, (b) purchase money Liens and Liens securing rental payments under Lease arrangements that constitute Assumed Contracts and that relate to rental payments due and payable in respect of periods from and after the Closing Date,
(c) in respect of Leased Real Property only, Liens granted by others and restrictive covenants, easements and other matters of record, which do not adversely affect, impair or interfere with Seller's use of the Leased Real Property, except in immaterial respects, (d) public utility easements of record, in customary form, servicing the Leased Real Property, and (e) encumbrances which are disclosed on Schedule 4.8 of the Schedule Volume.

                  "PERSONAL PROPERTY LEASES" has the meaning set forth in
Section 4.8(c) hereof.


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                  "PERSON" means any individual, corporation, partnership,
limited liability company, joint venture, association, trust, estate or unincorporated organization.

                  "PROGRAMS" means all computer systems (including without limitation, management information and order systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices, and the related media, manuals, documentation, and user guides) primarily used in the operation of the Stations, all related claims, credits, and rights of recovery and set-off with respect thereto, and all of the right, title, and interest (including by reason of license or lease) of Seller, Parent or the Stations in or to any software, computer program, or software product owned, used, developed, or being developed primarily by or for any of the Stations, whether for internal use or for sale or license to others, and any software, computer program, or software product licensed by Seller or Parent for use primarily by the Stations, and all proprietary rights of Seller or Parent in respect of the Stations, whether or not patented or copyrighted, associated therewith.

                  "PURCHASE PRICE" has the meaning set forth in Section 2.3 hereof.

                  "PURCHASED ASSETS" has the meaning set forth in Section 2.1 hereof.

                  "REAL PROPERTY" means all land, buildings, improvements, fixtures, and transmitting towers (to the extent they constitute fixtures or other interests in real property and not Tangible Personal Property) and other real property, and all leaseholds and other interests in real property and the buildings and improvements thereon and appurtenances thereto, including, without limitation, easements, variances, air rights, and the like, and all security deposits with respect to any of the foregoing, primarily used or held for use by Seller or Parent in connection with the operation of the Stations.

                  "REAL PROPERTY LEASES" has the meaning set forth in Section 2.1(d) hereof.

                  "RECEIVABLES" means all accounts receivable arising out of the operation of the Stations generated in respect of air time broadcast prior to 12:00 a.m. on the LMA Commencement Date.

                  "REQUIRED CONSENTS" has the meaning set forth in Section 7.1(e) hereof.

                  "SELLER" means Gaylord Investments, Inc., a Delaware corporation.

                  "SELLER DOCUMENTS" has the meaning set forth in Section 4.2 hereof.

                  "SCHEDULE VOLUME" has the meaning set forth in Section 13.6 hereof.

                  "STATIONS" means the radio broadcast stations WSM-FM and WWTN(FM), serving the Nashville, Tennessee market.

                  "TANGIBLE PERSONAL PROPERTY" means all tangible personal property owned, leased or held for use by Seller or Parent primarily in connection with the business or operation of the Stations, including, but not limited to, all physical assets and equipment, leasehold improvements, machinery, vehicles, furniture, fixtures, transmitters, antennae, transmitting towers (to the extent they constitute tangible personal property and not fixtures or other interests


                                      -6-
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in real property), office materials and supplies, spare parts, and music libraries, including, without limitation, those listed in Schedule 4.8(c) of the
Schedule Volume hereto, together with all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Closing Date.

                  "TAXES" OR "TAX" has the meaning set forth in Section 4.18 hereof.

                  "TRANSFERRED EMPLOYEES" means any employee of the Stations who is offered employment by Buyer and accepts such employment.

                  "TRANSITION SERVICES AGREEMENT" has the meaning set forth in
Section 2.14 hereof.

                                   ARTICLE 2

        PURCHASE AND SALE OF BUSINESS AND ASSETS; PURCHASE PRICE PAYMENT;
                           ASSUMPTION OF OBLIGATIONS

         2.1 Purchased Assets. Subject to and upon the terms and conditions of this Agreement, Seller hereby covenants and agrees to sell, transfer, convey, assign, grant and deliver to Buyers, and Buyers hereby covenant and agree to purchase, free and clear of any Liens, except for the Permitted Encumbrances, all right, title and interest in and to all business, properties, assets, machinery, equipment, furniture, fixtures, franchises, goodwill and rights of Seller and Parent, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located and whether or not carried or reflected on the books or records of Seller or Parent, to the extent solely or primarily used or held for use in connection with the operation of the Stations and any replacements of or additions to such assets made between the date of this Agreement and Closing, and excluding only the Excluded Assets. All of the foregoing, except for the Excluded Assets, are herein collectively referred to as the "Purchased Assets" and include, without limitation, all of Seller's and Parent's rights, title and interest in and to the following (it being understood that License Co. shall acquire all right, title and interest in and to the Commission Authorizations and Buyer shall acquire all of the other Purchased Assets):

                           (a)      all Commission Authorizations;

                           (b)      all Other Authorizations, to the extent
transferable;

                           (c)      all Tangible Personal Property;

                           (d)      all interests in Real Property leases and
subleases set forth on Schedule 2.1(d) of the Schedule Volume hereto (the "Real Property Leases");

                           (e)      all Assumed Contracts;

                           (f)      all Intangibles;

                           (g)      all Insurance Proceeds (unless used by
Seller to restore the related Purchased Asset);


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                           (h)      all Programs;

                           (i)      all Documentation;

                           (j)      all FCC logs and similar records that relate
to the operation of the Stations ("FCC Logs"); and

                           (k)      all goodwill in the Stations.

         2.2 Excluded Assets. The Purchased Assets shall not include the following (the "Excluded Assets"):

                           (a)      All cash, cash equivalents, securities or
similar type investments of Seller, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks, and unearned insurance premiums and security deposits;

                           (b)      All Receivables and other accounts
receivables of Seller that are not LMA Receivables;

                           (c)      Seller's corporate seal, minute books,
organizational documents, and such books and records as pertain solely to the organization, existence, and capitalization of Seller;

                           (d)      Books and records which Seller or Parent is
required to retain for purposes of any statute, rule, regulation, or ordinance or for tax returns or for other tax purposes;

                           (e)      Seller's or Parent's Real Property which is
not Leased Real Property and all fixtures thereon (including, without limitation, Stations' office and studio building and all facilities at the Opryland Hotel);

                           (f)      All Company Benefit Plans;

                           (g)      All claims for, rights to, and payments of,
Tax credits, abatements and refunds of previously paid Taxes, and all other Tax benefits of Seller or Parent, relating to federal, state, local or foreign income, franchise, sales, use, payroll, withholding and similar taxes and charges in respect of income or operations of the Stations on or prior to the Closing Date;

                           (h)      All insurance contracts (including life
insurance policies on the lives of past or present management) and rights of Seller or Parent thereunder, including premium refunds and settlements relating thereto, but excluding any insurance proceeds received for losses described in
Article 12 hereto to the extent used or assigned as provided in Article 12, hereof.

                           (i)      Seller's prepaid corporate charge allocation
for insurance and benefits and other expenses reflected on the books of Seller or Parent, if any;

                           (j)      The call letters "WSM-FM";


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                           (k)      All authorizations primarily related to
WSM-AM;

                           (l)      The Excluded Contracts; and

                           (m)      The additional assets identified on Schedule
2.2(m) of the Schedule Volume hereto.

         2.3 Purchase Price. Subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of Seller contained herein, and in consideration for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets as described herein by Seller, Buyer shall pay to Seller the sum of Sixty-Two Million Five Hundred Thousand United States Dollars (US $62,500,000) (the "Purchase Price"), payable as provided in Section 2.4 below.

         2.4 Payment. At Closing, the Purchase Price, plus or minus any prorations pursuant to Section 2.6 hereof (the "Closing Payment") shall be paid in cash, in immediately available funds by Buyer by wire transfer, pursuant to written wire transfer instructions delivered by Seller to Buyer not later than two (2) days prior to Closing, or by such other means as Seller and Buyer shall agree.

         2.5 Allocation. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets in accordance with the allocation schedule to be mutually agreed upon prior to the Closing (the "Allocation Schedule"). If the parties are unable to agree on the final Allocation Schedule within 30 days after the date of this Agreement, a third-party appraiser mutually acceptable to Buyer and Seller, the fees of which shall be borne equally by Buyer and Seller, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the parties. Seller and Buyer will each file an IRS Form 8594 consistent with the Allocation Schedule.

         2.6      Certain Closing Prorations.

                           (a)      Subject to the reimbursement requirements of
the LMA and except as already reimbursed under the LMA pursuant to Attachment II thereto, for expenses incurred on and after the LMA Commencement Date, all utilities charges ad valorem personal property taxes, real property taxes, monthly rental payments under Real Property Leases to be assumed by Buyer pursuant to this Agreement, monthly equipment rental payments under Personal Property Leases assumed by Buyer pursuant to this Agreement, amounts payable in respect of Assumed Contracts, association dues, business, license, and annual FCC fees and similar prepaid items (to the extent included in the Purchased Assets) and similar accrued expenses, and those items, if any, specified in
Schedule 2.6(a) of the Schedule Volume hereto, shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date, and the net amount resulting from the foregoing in favor of Buyer or Seller, as the case may be, shall then be paid to such party at the Closing or credited against the Closing Payment in the event Seller is to pay Buyer any such amount. Without limiting the generality of the foregoing, Buyer shall receive a credit at such Closing against the Closing Payment for (i) fifty percent (50%) of all accrued but unused vacation, personal or sick time for any Transferred Employees and (ii) for fifty percent (50%) of the costs associated with the replacement of or the substitution for any portion of the Scott Studio Systems main server and licensed software described on Schedule

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2.2(m) hereto that Buyer is reasonably required to replace or substitute in order to operate the Stations as operated as of the date hereof.

                           (b)      In the event of any dispute between the
parties as to prorations under this Section 2.6, the amounts not in dispute shall nonetheless be paid and adjusted for at the Closing, and such disputes shall be promptly presented for resolution to an independent certified public accountant mutually acceptable to the parties. The accountant's resolution of the dispute shall be final and binding on the parties and a judgment may be entered thereon, provided, however, that any such accountant shall have no authority to assess damages or award attorneys' fees or costs. The fees and expenses of such accountant shall be borne equally by Seller and Buyer.

         2.7 Assumed Obligations. Buyer shall, at the Closing, execute and deliver to Seller an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), substantially in the form of Exhibit 2.7 hereto pursuant to which Seller shall assign to Buyer its rights in the Assumed Contracts and Buyer shall assume, pay, perform and discharge all obligations, liabilities and commitments of Seller arising under such Assumed Contracts, but not obligations, liabilities and commitments arising as a result of any previous breach or default thereof or inadequate performance or failure to perform thereunder ("Assumed Contract Liabilities"). Except as expressly provided in this Agreement, the Assignment and Assumption Agreement, or as otherwise provided in the LMA, Buyer shall not and does not assume any liability or obligation of any nature, known or unknown, fixed or contingent, legal, statutory, contractual or otherwise, disclosed or undisclosed, of Seller or Parent or arising from the Purchased Assets or the Stations or the ownership or operation thereof, in each case prior to the Closing (subject to Buyer's reimbursement obligations under the LMA) (collectively the "Excluded Liabilities"), all of which shall be retained and discharged by Seller. Excluded Liabilities will include, without limitation, (i) all Environmental Liabilities; (ii) any and all debts, liabilities and obligations of Seller or Parent (not inclusive of Assumed Contract Liabilities), (iii) all liability or obligation for all breaches of Contracts by Seller or Parent; (iv) all liability or obligation for violations by Seller or Parent of laws, rules, regulations, codes or orders which liabilities or obligations exist as of the Closing or which liabilities or obligations arise after the Closing but which are (and only to the extent they are) based upon or arise from any act, transaction, circumstance, sale or providing of air time, goods or services, state of facts or other condition which occurred or existed, or the content of any program, advertisement or transmission broadcasted or aired, on or before the Closing, whether or not then known (excluding, however, as to any such liabilities or obligations arising after the Closing, liabilities or obligations to the extent arising from actions taken by the Buyer after Closing); (v) any trade payable or accounts payable of Seller or Parent (subject to Buyer's reimbursement obligations under the LMA);
(vi) any obligations or liabilities of Seller or Parent to any of its employees or to any other Person under any collective bargaining agreement, employment contract that is not an Assumed Contract, or any Company Benefit Plan, or for wages, salaries, other compensation or employee benefits, or with respect to Seller's or Parent's compliance with applicable federal, state or local laws, rules or regulations relating to minimum wages, overtime rates, labor or employment; (vii) any litigation or claims brought by third parties arising from or relating to facts, circumstances or any conduct of Seller or Parent prior to the Closing (excluding, however, to the extent arising from actions taken by the Buyer after the Closing); (viii) all liabilities in respect of any and all Taxes of Seller or Parent in respect of the Purchased Assets for periods ending on or prior to the Closing Date (except to the extent prorated between Seller and Buyer or otherwise the responsibility of Buyer as provided herein); and (ix) all liabilities under Excluded Contracts. Notwithstanding the foregoing, Seller shall retain no liability relating to Buyer's actions and performance under the LMA including for Contract breaches related thereto and the foregoing shall not be deemed to eliminate, mitigate or modify in any way any obligations of Buyer to indemnify Seller in accordance with the provisions of the LMA.

         2.8 Assignments of Assumed Contracts. Buyer and Seller acknowledge that certain of the Assumed Contracts to be included in the Purchased Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of Seller and/or the Stations, may not, by their terms, be assignable. Anything in this Agreement or in the Assignment and Assumption Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any such Assumed Contract, and Buyer shall not be deemed to have assumed the same, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under any such Assumed Contract of Buyer or Seller thereunder. In such event, Seller will use its reasonable commercial efforts to cooperate with Buyer to provide for Buyer all benefits to which Seller is entitled under such Assumed Contracts and Buyer will cooperate with Seller to perform Seller's obligations thereunder, and any transfer or assignment to Buyer by Seller of any such Assumed Contract or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Seller will use its commercially reasonable efforts prior to, and if requested by Buyer after, the Closing Date to obtain all necessary consents to the transfer and assignment of Material Contracts to the extent requested by Buyer (except that Seller shall not be required to pay money to obtain such consents).

         2.9 Certain Payables and Expenses. Seller and Parent shall pay and discharge in the ordinary course of business all liabilities and obligations of Seller or Parent in respect of the Stations owing or pertaining to all vendors and other persons and entities with which Buyer reasonably expects to maintain business relations at any time after such Closing subject to Buyer's reimbursement obligations under the LMA.

         2.10 Local Marketing Agreement. Contemporaneously with the execution hereof, Buyer and Seller covenant and agree to execute and deliver to each other, in respect of the Stations, a Local Marketing Agreement ("LMA"), with a commencement date of the later to occur of April 1, 2003 or the expiration or the early termination of the waiting period under the HSR Act (the "LMA Commencement Date").

         2.11 Joint Sales Agreement. Contemporaneously with the execution hereof, Buyer and Parent covenant and agree to execute and deliver to each other a Joint Sales Agreement in respect of Parent's radio broadcast station WSM-AM, serving the Nashville, Tennessee market, with a commencement date of the LMA Commencement Date.

         2.12 Escrow and Letter of Credit. Contemporaneously with the execution hereof, Buyer shall deposit into escrow pursuant to an escrow agreement in the form heretofore agreed upon by Buyer and Seller and executed contemporaneously herewith (the "Escrow Agreement") at Buyer's option (i) a letter of credit in the form heretofore agreed upon by Buyer and Seller in the Escrow Amount (the "Letter of Credit"), or (ii) the Escrow Amount, in cash, replaceable by Buyer with a Letter of Credit as provided in the Escrow Agreement.

         2.13 License Agreement. At Closing, Parent and Seller shall execute and deliver a license agreement in respect of the call letters "WSM-FM" in the form attached hereto as Exhibit 2.13.

         2.14 Transition Services Agreement. For a period of up to six (6) months after the Closing Date, Parent and Seller covenant and agree to provide Buyer with continued access to the current studios of the Stations, together with any Excluded Assets and related services necessary in order for Buyer to be able to continue to operate the Stations substantially as currently operated (the "Transition Services"). Seller and Buyer covenant and agree to enter into at Closing a transition services agreement in form and substance reasonably satisfactory to each of them containing the terms for the provision of the Transition Services, including the reimbursement of Seller for its reasonable direct costs and expenses incurred in performing the transition services (but not corporate overhead) (the "Transition Services Agreement").

                                   ARTICLE 3

                        APPLICATION TO AND CONSENT BY FCC

         3.1      Application for FCC Consent.

                           (a)      Seller and Buyers agree to use their
reasonable efforts and to cooperate with each other in preparing, filing and prosecuting of applications for FCC consent to the assignment of the Commission Authorizations (the "Assignment Application") and in causing the FCC to issue its approval of the Assignment Application (the "Initial Order") and for the Initial Order to become a Final Order. Buyers and Seller shall cooperate in the preparation and filing and within ten (10) business days after the date hereof shall file with the FCC the Assignment Application and all information, data, exhibits, resolutions, statements, and other materials necessary and proper in connection with such Assignment Application. Each party further agrees to expeditiously prepare and file with the FCC any amendments or any other filings required by the FCC in connection with the Assignment Application whenever such amendments or filings are required by the FCC or its rules. For purposes of this Agreement, each party shall be deemed to be using its reasonable efforts with respect to obtaining the Initial Order and the Final Order, and to be otherwise complying with the foregoing provisions of this Section 3.1, so long as it truthfully and promptly provides information necessary in completing the application process, provides its comments on any filing materials, and uses its reasonable efforts to oppose attempts by third parties to petition to deny, object to, modify, or overturn the grant of the Assignment Application without prejudice to the parties' termination rights under this Agreement, it being further understood that neither Seller nor Buyers shall be required to expend any funds or efforts contemplated under this Article 3 unless the other is concurrently and likewise complying with its obligations under this Article 3.

                           (b)      Except as otherwise provided herein, each
party will be solely responsible for the expenses incurred by it in the preparation, filing, and prosecution of its respective portion of the Assignment Application. All filing fees and grant fees imposed shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

                           (c)      Buyer and Seller, each at their own
respective expense, shall use their respective reasonable efforts to oppose any efforts or any requests by third parties for reconsideration or judicial review of the grant by the FCC of the Initial Order.

         3.2 Notice of Application. Seller shall, at its expense, give due notice of the filing of the Assignment Application by such means as may be required by the rules and regulations of the FCC.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that:

         4.1      Organization, Standing, and Qualification; No Subsidiaries.

                           (a)      Each of Parent and Seller is a corporation
validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business and relative to the operation of the Stations is in good standing in the State of Tennessee and each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities make such qualifications necessary, except where the failure to be in good standing would not have a material adverse effect on the business of Seller in respect of the Stations (a "Material Adverse Effect"). Each of Parent and Seller has all requisite corporate power and authority and is entitled to own, lease, and operate its properties and to carry on the business and operations of the Stations as and in the places such properties are now owned, leased, or operated. The copies of the Certificate of Incorporation and Bylaws of Seller and Parent, heretofore delivered by Seller to Buyer, are true, complete and correct.

                           (b)      Except for the prior ownership and operation
of the Stations by Parent, as of the date hereof, the operations of the Stations have not been conducted through any direct or indirect subsidiary, shareholder, or affiliate of Seller or Parent, and none of the business, assets, properties, or rights of or primarily related to the Stations are held, owned, used, or conducted by any shareholder or affiliate of Seller or Parent or any third party (except for assets which are leased or licensed).

         4.2 Authority. Each of Parent and Seller has all requisite corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, document, and instrument to be executed, delivered, or performed by Seller or Parent in connection with this Agreement (the "Seller Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each other Seller Document will constitute, the legal, valid, and binding obligation of Seller or Parent, as applicable, enforceable in accordance with its terms. All corporate proceedings and any corporate action required to be taken by Seller or Parent relating to the execution, delivery, and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken.

         4.3 No Conflict; Consents. Except as set forth in Article 3 with respect to the prior approval and consent of the FCC, and except for consents contemplated by Section 6.16 with respect to the HSR Act, and except as listed on Schedule 4.3 of the Schedule Volume hereto, the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of Seller or Parent, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration under, any Material Contract, or result in the loss or adverse modification of any of the Authorizations or Intangibles, (iii) require the consent of any party to any Material Contract, (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets, (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Seller or Parent or any of the Purchased Assets is subject or bound; or (vi) require the consent, approval or authorization of, or any declaration, filing or registration with, or notice to, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement or the Seller Documents or the consummation of the transactions contemplated hereby and thereby.

         4.4      Financial Statements. Attached hereto as Schedule 4.4 of the
Schedule Volume are true and correct copies of the statements of revenues and expenses of the Stations for the fiscal year ended December 31, 2002 and statements of assets and liabilities of the Stations as of December 31, 2002 (the "Financial Statements"), and for reference purposes, the statement of revenues and expenses of WSM-Am for the fiscal year ended December 31, 2002 (as to which no representation or warranty is made herein), which have been prepared and compiled in accordance with the accounting principles set forth on Schedule
4.4 of the Schedule Volume, consistently applied and maintained throughout the periods indicated, and such Financial Statements fairly present in all material respects the financial condition of the Stations as at their respective dates and the results of operations of the Stations for the periods covered thereby. To Seller's knowledge, such Financial Statements do not contain any items of special or nonrecurring income. Such Financial Statements do not contain any income not earned in the ordinary course of business, and reflect no operations or business other than those of the Stations, except as expressly specified therein. All accounts receivable reflected in the statements of assets and liabilities of the Stations contained in the Financial Statements represent valid obligations arising in the ordinary course of business, and have been recorded in accordance with the accounting principles set forth on Schedule 4.4 hereto of the Schedule Volume.

         4.5 Litigation. There is no action, suit, proceeding, arbitration or investigation pending, or to the Knowledge of Seller threatened in writing, against Seller or Parent in respect of the operation of the Stations or any of the Stations or any assets, properties, business or employees of the Stations or the transactions contemplated by this Agreement. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which the Stations or Seller or Parent in connection with the operation of the Stations are subject or otherwise directly applicable to the Stations or the Purchased Assets or directed at any employee of the Stations, nor is any of them in default with respect to any such order, writ, injunction, award or decree.

         4.6      Compliance; Properties; Authorizations.

                           (a)      Seller and Parent have complied, except in
immaterial respects, with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to Seller or Parent in respect of the Stations, any of the employees thereof, the Purchased Assets and/or any aspect of the Stations' operations.

                           (b)      All Commission Authorizations are validly
existing authorizations for the operation of the facilities described therein under the Communications Act. The Commission Authorizations identified in
Schedule 4.6(b)(i) of the Schedule Volume hereto constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC in connection with the operation of the Stations as currently operated. The Commission Authorizations are in full force and effect, have not been revoked, suspended, canceled, rescinded, or terminated, have not expired, and are unimpaired by any act or omission of Seller or Parent or any partners, officers, directors, employees, or agents of Seller or Parent. There are no conditions imposed by the FCC as part of any Commission Authorization that are neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to Stations of the type, nature, class or location of the Stations. All FCC regulatory fees for the Stations have been paid, and all broadcast towers from which the Stations operate have been duly registered with the FCC. There is no action pending nor to the Knowledge of Seller threatened by or before the FCC or other body to revoke, refuse to renew, suspend, or modify any of the Commission Authorizations, which may result in the denial of any pending application, with respect to the Stations or their operation, except for the Assignment Application before the FCC to assign the Commission Authorizations pursuant hereto. There is not pending to the Knowledge of Seller, any investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint by, before or with the FCC against Seller or Parent or partners, officers, directors, stockholders or affiliates of Seller or Parent nor, to the Knowledge of Seller, are any of the foregoing threatened. The Stations are operating in compliance with the Commission Authorizations, the Communications Act, and the current rules, regulations, and policies of the FCC in all material respects. Seller or Parent has timely filed all reports, forms and statements required to be filed with the FCC in all material respects. All applications for the Authorizations submitted by Seller or Parent were true and correct when made in all material respects. Neither Parent nor Seller has received any notice with respect to any of the Commission Authorizations or the Stations' compliance with the Communications Act and neither has any reason to believe that the FCC might not consent to the assignment by Seller of the Commission Authorizations as contemplated by this Agreement. All Other Authorizations have been validly issued and are validly existing, and Seller is in compliance therewith, except in immaterial respects

         4.7 Title to Assets. Except for the assets and properties leased to Seller pursuant to the leases identified in Schedules 2.1(d) and 4.8(c) of the Schedule Volume hereto, Seller has good title to all of the Purchased Assets except for the Permitted Encumbrances. Seller has good leasehold title to all Purchased Assets which are leased except for the Permitted Encumbrances. The tangible Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted. Except as set forth on Schedule 4.7 and for the Excluded Assets, the Purchased Assets constitute all of the material assets, properties and rights used in the operation of the Stations by Parent when it operated the Stations and by Seller in its operation of the Stations as of the date hereof. Except as set forth on Schedule 4.7 hereto, the Purchased Assets, together with the Excluded Assets, constitute all assets necessary for Buyer to operate the Stations substantially as currently operated.

         4.8      Properties.

                           (a)      Schedule 4.8(a) of the Schedule Volume
contains a list and brief description of all Leased Real Property, including all material owned structures located on such Leased Real Property. All improvements owned by Seller or Parent and, to Seller's and Parent's Knowledge all improvements leased by Seller or Parent, located on and then current uses of, the Leased Real Property by Seller and Parent comply with applicable laws, ordinances, regulations and orders, including those applicable to zoning, land use and building codes, except in immaterial respects. All antenna structures and towers owned by Seller or Parent and located on the Leased Real Property that are required to be registered with the FCC have been so registered and such structures comply with the painting and lighting requirements promulgated by the Federal Aviation Administration. Except as disclosed on Schedule 4.8(a) of the
Schedule Volume, the consummation of the transactions contemplated hereunder will not adversely affect any of the Buyers' right to use the Leased Real Property for the same purpose and to the same extent as they were being used by the Seller prior to the date of this Agreement.

                           (b)      Schedule 4.8(b) of the Schedule Volume
contains a true, complete and accurate list of all Real Property owned by Seller or Parent which is not Leased Real Property (which Buyer acknowledges is not being conveyed hereby), and all leases and subleases of Real Property under which Seller or Parent holds any leasehold or other interest or right to the use thereof (the "Real Property Leases") or pursuant to which Seller or Parent has leased, assigned or sublet to any third party.

                           (c)      Schedule 4.8(c) of the Schedule Volume
contains a true, complete and accurate list of all items of machinery, equipment, vehicles, furniture, fixtures, transmitting towers, transmitters, antennae, office materials and supplies, spare parts, music libraries and other Tangible Personal Property owned, leased or used by Seller primarily in connection with the operation of the Stations and included in the Purchased Assets, except for items having a value of less than $10,000 which do not, in the aggregate, have a total value of more than $100,000, setting forth with respect to all such listed property all leases relating thereto (the "Personal Property Leases").

         4.9      Contracts.

                           (a)      Schedule 4.9(a) of the Schedule Volume lists
all Contracts excluding (A) purchase orders for necessary supplies or services and air time sales orders for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts by Seller of less than $10,000 in any single case or series of related orders, (B) contracts entered into in the ordinary course of business on customary terms and conditions which are terminable by Seller without any penalty or consideration or which are terminable for a penalty or consideration (inclusive of payments during any notice period related to termination) in respect of any such contract, or series of related such contracts, of less than $10,000, (C) Contracts entered into in the ordinary course of business on customary terms and conditions and involving payments or receipts on an annual basis of less than $10,000 in the case of any single contract, or series of related contracts, and (D) Contracts listed on Schedule 4.9(b) and (c)of the
Schedule Volume.

                           (b)      Schedule 4.9(b) of the Schedule Volume lists
all agency and representative agreements and all agreements providing for the services of an independent contractor relating to the Stations and to which Seller is a party or by which Seller or any of the Stations is bound and involving payments or receipts on an annual basis of more than $10,000.

                           (c)      Schedule 4.9(c) of the Schedule Volume lists
all licenses (other than for shrink wrap software), Internet or web-site agreements, (including, without limitation, all interactive service, portal, web site management, hosting, server, content licensing, advertising, branding, and link or hyperlink agreements), development agreements, royalty agreements, and all written contracts, agreements, or licenses relating to patents, trademarks, trade names, copyrights, software, know how, trade secrets, proprietary information and other Intangibles, in each case to which Seller or any of the Stations is a party or by which Seller is bound, in each case primarily for the benefit of the Stations.

                           (d)      Schedule 4.9(d) of the Schedule Volume
hereto sets forth as of the date set forth therein, all Advertising Contracts for which the Stations will receive other than cash consideration valued at more than $10,000 on an annual basis, and for which an obligation to broadcast advertising time is outstanding. The value of goods yet to be received and services yet to be used by the Stations does not exceed $100,000.

                           (e)      True and complete copies of all Contracts
required to be listed pursuant to this Section 4.9 (the "Material Contracts") (to the extent in writing or if not in writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to Buyer. Seller or Parent is a party to all Contracts and no Contracts are held by an affiliate of Seller or Parent or any of the Stations. All of the Material Contracts (other than those which have been fully performed) are in full force and effect. There is not under any Assumed Contract any existing default by Seller or Parent other than immaterial defaults, or to Seller's Knowledge, any other party thereto, or any existing event which, after notice or lapse of time, or both, would constitute a default, other than immaterial defaults, or result in a right to accelerate or loss of rights (other than the transactions contemplated by this Agreement). Neither Parent nor Seller is a party to any agreement, contract, or commitment outside the ordinary course of business which obligates it or could obligate it to provide advertising time on any of the Stations on or after the Closing Date as a result of the failure of such Station to satisfy specified ratings or any other performance criteria or any guarantee.

         4.10 Insurance. The Purchased Assets and the studio building used in connection with the operation of the Stations are insured at full replacement cost against loss or damage by fire or other risks, and Seller maintains liability insurance, to the extent and in the manner and covering such risks as is customary for companies engaged in a business similar to the business of owning and operating the Stations or owning assets similar to the Purchased Assets. The coverage under each such policy of insurance is in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or nonrenewal with respect to any such policy has been given to Seller or Parent. Except as set forth in Schedule 4.10 of the Schedule Volume, in respect of the Purchased Assets there are no pending claims against such insurance policies as to which the insurers have denied liability and there exist no claims that have not been properly or timely submitted by Seller or Parent to the related insurer.

         4.11 Absence of Changes or Events since Balance Sheet Date. Except as set forth in Schedule 4.11 of the Schedule Volume hereto, since December 31, 2002 (the "Balance Sheet Date") each of Parent and Seller has conducted the business of the Stations only in the ordinary course in a manner consistent with past practices. Without limiting the foregoing, since such date, neither Parent nor Seller in respect of the Stations has, except as set forth on Schedule 4.11 of the Schedule Volume:

                  (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate adversely affects the Purchased Assets except in immaterial respects;

                  (ii) mortgaged, pledged or subjected to Lien (other than Permitted Encumbrances), any of the Purchased Assets;

                  (iii) sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets other than inoperable, obsolete or immaterial items or items consumed in the ordinary course of business;

                  (iv) received any notice of actual or threatened termination of any Material Contract,

                  (v) suffered any damage, destruction, or loss which adversely affects the Purchased Assets except in immaterial respects;

                  (vi) had any material change in its relations with employees, agents, landlords, advertisers, customers or suppliers or any governmental regulatory authority;

                  (vii) encountered any labor union organizing activity, had any actual or threatened employee strikes, disputes, work stoppages, slow downs or lockouts, or had any material change in its relations with its landlords or any governmental regulatory authority;

                  (viii) made any change or changes in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, conditionally or otherwise, and whether as bonus, extra compensation, pension or severance or vacation pay or otherwise, to any director, officer, employee, salesman, distributor or agent relative to the Stations except in the ordinary course of business consistent with past practice;

                  (ix) made any capital expenditures or capital additions or betterment in respect of any of the Stations in excess of an aggregated $50,000.00.

                  (x)      instituted, settled, or agreed to settle any

litigation, action, or proceeding before any court or governmental body;

                  (xi) entered into any transaction, contract, or commitment other than in the ordinary course of business on customary terms and conditions, or paid or agreed to pay any brokerage, finder's fee, or other compensation in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

                  (xii) changed its accounting practices, methods or principles used to reflect the revenue of the Stations, or liabilities or expenses; or

                  (xiii) entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through
(xii) above.

         4.12 Intangibles. Seller owns or possesses all rights necessary to use the call letters "WSM-FM" and "WWTN(FM)", together with all copyrights, trademarks, trade names, logos, slogans, jingles, service marks, and other proprietary rights and Intangibles currently used by Seller primarily in connection with or necessary to the operation of the Stations as presently operated, except for any immaterial Intangibles, free and clear of any Liens, all of which are transferable or licensable to Buyer without consent. Seller has no Knowledge of any infringement or unlawful, unauthorized or conflicting use of or rights in any of the foregoing. In its operation of the Stations, Seller is not infringing upon or violating, and in its operation of the Stations, Parent was not infringing upon or violating, nor has any of Seller or Parent received notice that it is or was infringing upon or violating any copyrights, trademarks, trademark rights, service marks, service mark rights, trade names, service names, slogans, call letters, logos, jingles, licenses, or any other proprietary rights owned by any other person or entity. Schedule 4.12 of the
Schedule Volume lists all trademarks, trademark registrations, and applications therefor, service marks, service mark registrations, and applications therefor, service names, trade names, patents and patent applications, copyright registrations, and applications therefor, domain names, and names of sites, wholly or partially owned, held or used by Seller or Parent and primarily related to the Stations.

         4.13     Environmental Matters.

                           (a)      Except as set forth in Schedule 4.13 of the
Schedule Volume hereto, (i) no Hazardous Substance (as hereinafter defined) has been stored by Parent or Seller (in a manner which may require correction or remediation action under or pursuant to an Environmental Requirement), treated, released, disposed of or discharged on, onto, about, from, under or affecting any of the Leased Real Property, (ii) to Seller's Knowledge there is not presently and there has never been an underground storage tank on any of the Leased Real Property, and (iii) neither Parent nor Seller has any liability which is based upon or related to the environmental conditions currently existing under or about any of the Leased Real Property. Seller has all material permits required by any Environmental Requirement necessary for its operation and has complied with all Environmental Requirements applicable to Seller's or Parent's operations on the Leased Real Property except in immaterial respects and, to Seller's Knowledge, there are no PCBs located on any of the Leased Real Property. The term "Hazardous Substance" as used in this Agreement shall include, without limitation, oil and other petroleum products, explosives, radioactive materials, chemicals, pollutants, contaminants, wastes, toxic substances and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including polychlorinated biphenyls ("PCBs"), asbestos and asbestos-containing materials.

                           (b)      Except as set forth in Schedule 4.13 of the
Schedule Volume, neither Parent nor Seller has (i) given any report or notice to any governmental agency or authority involving the use, management, handling, transport, treatment, generation, storage, disposal, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Leased Real Property or caused by Seller or any affiliate thereof; (ii) received any, or to the Knowledge of Seller, are threatened to receive any Environmental Complaint, and Seller is and Parent with respect to its operation of the Stations was in compliance in all material respects with notification, reporting and registration provisions of any Environmental Requirement, including without limitation, the Toxic Substance Control Act and the Federal Insecticide, Fungicide and Rodenticide Act.

         4.14 Employees. Schedule 4.14 of the Schedule Volume lists the names and current annual salary rates and commission schedules of all persons (including independent commission agents) employed or engaged by Parent or Seller at or relative to the Stations, and showing separately for each such person the amounts paid or payable as salary, bonus payments and direct and indirect cash compensation for the twelve (12) month period ended December 31, 2002 and the two (2) months ended February 28, 2003. Schedule 4.14 of the
Schedule Volume also lists all employment agreements Parent or Seller has with any employees listed thereon.

         4.15     Employee Benefits.

                           (a)      Schedule 4.15(a) of the Schedule Volume
lists any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any other material commitment, payroll practice or method of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA that is currently maintained, sponsored in whole or in part, or contributed to by Parent, Seller or an ERISA Affiliate, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, or any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer or consultant of Parent or Seller, or under (or in connection with) which Parent, Seller or an ERISA Affiliate has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans that is an "employee pension benefit plan," as defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." To the extent that any of the Company Benefit Plans have been reduced to writing, copies thereof have been or will be provided promptly or made available to the Buyer. In the case of any Company Benefit Plan that is not in written form, the Buyer has been or will be provided promptly with an accurate description of such Company Benefit Plan as in effect on the date hereof. Buyer has been provided or will be provided promptly with such other documentation with respect to any Company Benefit Plan as is reasonably requested by Buyer.

                           (b)      The Seller has provided or will provide
Buyer promptly with a copy of Parent's and Seller's policy for providing leaves of absences under the Family and Medical Leave Act ("FMLA") and maintains records which have been or promptly will be made available to Buyer which identify each employee at the Stations who currently is on FMLA leave and his or her job title and each employee at the Stations who has requested FMLA leave to begin after the date of this Agreement.

                           (c)      Neither Parent, Seller nor any ERISA
Affiliate has contributed in the past five years to a multiemployer plan within the meaning of Section 414(f) of the Code with respect to employees of the Stations. No Company Benefit Plan of the Seller or any ERISA Affiliate is a multiple employer plan within the meaning of Section 413(c) of the Code. No employee welfare benefit plan of Parent or Seller is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                           (d)      No assets of Seller or Parent are subject to
any Lien under Section 412(n) of the Code or Section 4068 of ERISA.

                           (e)      The consummation of the transaction
contemplated by this Agreement will not result in an excess parachute payment within the meaning of Section 280G(b) of the Code or constitute a prohibited transaction under ERISA. Seller has advised Buyer of its severance policies that apply to the employees of the Stations.

         4.16 Labor Matters. Neither Parent nor Seller is not the subject of any union activity or labor dispute in respect of the Stations, nor has there been any strike of any kind called or to the Knowledge of Seller, threatened to be called against it in respect of the Stations. Schedule 4.16 of the Schedule Volume sets forth a true, correct, and complete list of employer loans or advances from Parent or Seller, if any, to the Stations' employees.

         4.17     [INTENTIONALLY DELETED]

         4.18 Taxes. Except as set forth on Schedule 4.18 of the Schedule Volume (i) each of Parent and Seller has timely paid all Taxes required to be paid on or prior to the date hereof and as of the Closing Date, the non-payment of which would result in a Tax lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable therefor, (ii) no Tax liens have been filed with respect to any Purchased Assets, and (iii) neither Parent nor Seller is a "foreign person" within the meaning of Section 1445 of the Code. For purposes of this representation, "Taxes" shall mean all taxes, fees, assessments and charges, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by Parent or Seller, or for which Parent or Seller may be liable, (including any for which Parent or Seller may be liable by reason of it being a member of an affiliated, consolidated or combined group with any other company at any time on or prior to the Closing Date), and all interest and penalties thereon.

         4.19 Records. The FCC Logs of the Stations are complete and correct in all material respects, and to the extent applicable comply in all material respects with FCC rules and policies.

         4.20 Disclosure. No representation or warranty by Seller contained in this Agreement nor any written statement or certificate required to be furnished by or on behalf of Seller to Buyers or any of their representatives pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, under the circumstances under which made, not misleading. The representations and warranties contained in this Agreement or any document delivered in connection with this Agreement shall not be affected or deemed waived by reason of the fact that Buyers and/or any of their representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         4.21 Brokerage or Finder's Fee. Seller represents and warrants to Buyer, that except as disclosed on Schedule 4.21 of the Schedule Volume, no person or entity is entitled to any brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement as a result of any action taken by Seller or any of its affiliates, officers, directors, or employees.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller that:

         5.1 Organization and Standing. Each of Buyer and License Co. is a corporation validly existing and in good standing under the laws of the State of Nevada, and Buyer is qualified to do business in the State of Tennessee.

         5.2 Authority of Buyers. Buyers have all requisite corporate power and authority to enter into this Agreement and each other agreement, document, and instrument to be executed or delivered by Buyers in connection with this Agreement (the "Buyer Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each other Buyer Document will constitute, the legal, valid, and binding obligation of Buyers each enforceable in accordance with its terms. All corporate proceedings and action required to be taken by Buyers relating to the execution, delivery, and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken.

         5.3 Litigation. As of the date hereof, there is no action, suit or proceeding pending, or to the Knowledge of Buyers, threatened against Buyers, which seeks to enjoin or prohibit, or which adversely affects the ability of Buyers to consummate the transactions contemplated hereby.

         5.4 FCC Qualifications. Buyer is now and at the Closing Date will be legally and financial qualified to purchase, own and operate the Stations under the Communications Act of 1934, as amended, and the rules and policies of the FCC. There are no facts currently known to Buyers which, under the Communications Act would (i) disqualify License Co. from becoming the holder of the Commission Authorizations or an owner or operator of the Stations; or (ii) disqualify Buyer from consummating the transactions contemplated by this Agreement.

         5.5 No Conflict; Consents. Except as set forth in Article 3 with respect to the prior approval and consent of the FCC, and except for consents contemplated by Section 6.16 with respect to the HSR Act, the execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Articles of Incorporation or the Bylaws of Buyer, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or permit the acceleration, order, any material agreement or obligation to which Buyer is a party, (iii) require the consent of any party to any material agreement or commitment to which Buyer is a party which has not been obtained, (iv) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by or to which Buyer or any of its assets if subject or bound; or (v) require the consent, approval or authorization of, or any declaration, filing or registration with, or notice to, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement or the Buyer Documents or the consummation of the transactions contemplated hereby and thereby.

         5.6 Brokerage or Finder's Fee. Buyer represents and warrants to Seller, that except as disclosed on Schedule 5.6 of the Schedule Volume, no person or entity is entitled to any brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement as a result of any action taken by Buyer or any of its affiliates, officers, directors, or employees.

                                   ARTICLE 6

                                CERTAIN COVENANTS

         6.1 Conduct of Business. Subject to the terms of the LMA, during the period from the date of this Agreement to and including the Closing Date, Parent and Seller shall cause the Stations to be operated and conducted in the ordinary and usual course of business and consistent with past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement). Without limiting the foregoing, prior to the Closing, Parent and Seller, without the prior written consent of Buyer, shall not and shall not permit the Stations to:

                           (a)      by any act or omission surrender, modify
adversely, forfeit, or fail to renew under regular terms any of the Authorizations, or give the FCC grounds to institute any proceeding for the revocation, suspension, or modification of any of the Authorizations, or fail to prosecute with due diligence any pending application with respect to any of the Authorizations;

                           (b)      dissolve, liquidate, merge, or consolidate
the Seller or sell, transfer, lease, or otherwise dispose of any of the Purchased Assets, other than supplies consumed or other immaterial dispositions in the ordinary and customary course of business, or obligate itself to do so;

                           (c)      amend, modify, change, alter, terminate,
rescind, or waive any rights or benefits under any Assumed Contract or any contract, agreement, or commitment required to be listed, or enter into any contract, agreement, or commitment which, if in existence as of the date of this Agreement would have been required to be listed under Schedule 4.9(a)-(d) of the
Schedule Volume hereto;

                           (d)      fail to maintain the tangible Purchased
Assets in good repair and condition, reasonable and ordinary wear and tear excepted; or cancel or fail to renew any of the current insurance policies or any of the coverage thereunder maintained for the protection of any of the Purchased Assets; and

                           (e)      perform or take any action or omit to take
any action, that causes any of the acts, transactions, events, or occurrences of the type described in Section 4.11 hereof which would have been inconsistent with the representations and warranties set forth in Section 4.11 hereof, had the same occurred after the Balance Sheet Date and prior to the date hereof.

         6.2 Operations. During the period from the date of this Agreement to the Closing Date, subject to and except as provided in the LMA, Seller shall have sole responsibility for the Stations and their operations, and during such period, Seller shall:

                           (a)      operate the Stations in all material
respects in accordance with the rules and regulations of the FCC and Authorizations and file all ownership reports, employment reports, applications, responses, and other documents required to be filed during such period and maintain and promptly deliver to Buyer true and complete copies of the Station's required filings;

                           (b)      deliver to Buyer within five (5) business
days after filing thereof with the FCC copies of any and all reports, applications, and/or responses relating to the Stations which are filed with the FCC on or prior to the Closing Date, including a copy of any FCC inquiries to which the filing is responsive (and in the event of an oral FCC inquiry, Seller will furnish a written summary thereof);

                           (c)      maintain in full force and effect all
Commission Authorizations which are currently held and are required for the operation of the Stations as currently conducted; and

                           (d)      upon any damage, destruction or loss to any
material Purchased Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement, and restoration thereof to the condition of such Purchased Asset or other property of Seller before such event.

         6.3 Broker's Fee. Seller shall be solely and exclusively responsible for all commissions, finder's fees, or other compensation claimed by any person or entity claiming to have dealt for or on behalf of Seller. Buyer shall be solely and exclusively responsible for all commissions, finder's fees, or other compensation claimed by any person or entity claiming to have dealt for or on behalf of Buyer.

         6.4 Restrictions on Buyers. Except as provided in the LMA, nothing contained in this Agreement shall give Buyers any right to control the programming or operations of the Stations prior to the Closing Date and Seller shall have complete and ultimate control of the programming and operation of the Stations between the date hereof and the Closing Date and shall operate the Stations in conformity with the public interest, convenience and necessity and with all other applicable requirements of law.

         6.5 Going Off the Air. If any of the Stations goes off the air for any engineering reason, act of God, or other events of force majeure or any other reason not caused by Buyers, Seller shall immediately notify Buyer and shall take all reasonable steps to begin broadcasting as soon as possible. If, after the occurrence of an event set forth in the preceding sentence, either of the Stations is unable to begin and to continue broadcasting on a normal and customary basis within one hundred twenty (120) hours as a result of such event. Buyer may, at its option, terminate this Agreement without incurring any liability to Seller; provided that such notice is delivered to Seller within thirty (30) days after the expiration of such one hundred twenty (120) hour period.

         6.6 Access to Information. During the period from the date of this Agreement to the Closing Date, Buyer and its accountants, counsel, and other representatives, shall upon prior written or telephone notice be given reasonable and continuing access during normal business hours to all of the facilities, properties, books, and records of Seller relating to the Stations, and they shall be furnished with such documents and information with respect to the affairs of the Stations as from time to time may reasonably be requested, and in furtherance thereof, Buyer may retain, at its expense, an engineering firm of its own choosing to conduct engineering studies regarding the Stations.

         6.7 Sales and Other Taxes. Seller and Buyer shall each pay half of all sales taxes, transfer taxes, and intangibles taxes and similar government charges, filing fees, and recording and registration fees applicable to the transactions contemplated by this Agreement, including, without limitation, all taxes and similar charges, if any, payable upon the transfer of title to any Purchased Assets. Buyer and Seller will cooperate to prepare and file with the proper public officials, as and to the extent necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer, and similar taxes on the transfer of Purchased Assets pursuant hereto. The provisions of this Section 6.7 shall not apply to filing and grant fees associated with the Assignment Application or filing fees associated with the HSR Act. The payment of such fees shall be governed by Article 3 and Section 6.16 hereof.

         6.8 No Shop. Seller agrees that from after the date hereof and until the earlier to occur of the consummation of the Closing or the termination of this Agreement, Seller will not (i) merge, consolidate, or sell, transfer, or otherwise dispose of any direct or indirect interest in Seller or any assets (except for dispositions of assets in the ordinary course of business as expressly permitted elsewhere in this Agreement) of Seller to be included in the Purchased Assets (or any rights in any such stock or assets), or (ii) negotiate, discuss or solicit proposals from any other party, for the purpose of directly or indirectly selling the Purchased Assets or any part thereof. The provisions of this Section 6.8 shall not be deemed to limit or negate any other obligations of Seller under this Agreement.

         6.9 Transfer Laws. The parties do not believe that any creditor notice or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Buyers therefore waive compliance by Seller with the requirements of any such statutes, and Seller agrees to indemnify and hold Buyers harmless against any claim by any creditor of Seller or claimant against either or both of Buyers as a result of a failure to comply with any such statute.

         6.10 Preservation of Business. During the period from the date of this Agreement to the Closing Date, subject to the terms of the LMA, each of Parent and Seller shall use its reasonable best efforts to preserve intact the goodwill and staff of Seller and Parent relative to the Stations, and the relationships of Seller and Parent with advertisers, customers, suppliers, employees, contracting parties, governmental authorities and others having business relations with Seller or Parent relative to the Stations.

         6.11 Satisfaction of Liens. At the Closing, Seller shall cause all Liens other than Permitted Encumbrances on or relating to any of the Purchased Assets, to be released, extinguished, and discharged in full and shall deliver to Buyer instruments releasing, extinguishing, and discharging all such Liens, and all rights and claims of any holder(s) of any of such Liens with respect to any of the Purchased Assets, all in such form and substance as Buyer shall reasonably require (collectively the "Lien Release Instruments").

         6.12 Nonsolicitation. For a period of one (1) year from the Closing Date, each of Parent and Seller shall not and shall not permit any Person directly or indirectly (alone or together with others) controlling or controlled by, or affiliated with Parent or Seller, without the express prior written consent of Buyer, to employ or attempt to employ or knowingly arrange or solicit any other Person to employ any Transferred Employee in a position involving services for a radio broadcast station.

         6.13 COBRA. The Seller and Parent shall comply with all applicable requirements (including requirements concerning the furnishing of notices) of health care coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (contained in Sections 601 through 608 of ERISA and
Section 4980B of the Code), with regard to the termination of employment prior to, or in connection with, the transaction contemplated by this Agreement.

         6.14 Environmental Audits. Prior to the Closing Date, Buyer may, at Buyer's expense, perform a Phase I environmental audit of each of the Leased Real Property sites and Buyer shall provide a true and complete copy of any such Phase I to Seller.

         6.15 Public Announcements. Seller shall not make any press release or public announcement with respect the transactions contemplated hereby, without the express prior written consent from Buyer, such consent not to be unreasonably withheld except as may be required by law. Buyer shall consult with Seller prior to making any public announcement or issuing any press release.

         6.16 HSR Act Filings. As soon as practicable after the execution hereof, but in no event later than ten (10) business days after the execution hereof, Buyer and the Seller shall each make the required filings in connection with the transactions contemplated hereby under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions and take such further action as may be reasonably required in connection therewith and shall furnish all other information reasonably necessary therefor. The Seller and Buyer shall notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC and the party receiving such request shall use its best efforts to comply with such request as soon as reasonably possible. Neither party shall withdraw any filing or submission without the prior written consent of the other. All fees in connection with the required filings shall be borne one-half (1/2) by the Buyer and one-half (1/2) by the Seller.

         6.17     Employee Matters.

                           (a)      Effective as of the LMA Commencement Date,
Buyer shall offer employment, at their then current rates of base pay and employment status (including, without limitation, grade level) to all those employees who are employed by Seller and assigned to the Stations on the day immediately preceding the LMA Commencement Date (other than the full-time manager and full-time non-management staff person described in Section 8(a) of the LMA, who shall at all times prior to and after the Closing Date remain the employees and responsibility of Seller). Such employees who accept employment with Buyer shall be referred to herein as the "Transferred Employees." Buyer shall provide the Transferred Employees with the employee benefit plans and programs that Buyer provides generally to similarly situated employees of Buyer except that Transferred Employees shall be entitled to accrue two (2) weeks vacation in the calendar year 2003 regardless of when the LMA Commencement Date occurs. Subject to the terms hereof, after the Closing Date, Buyer may modify, alter or terminate any of the terms and conditions of employment of the Transferred Employees. Seller shall cooperate with Buyer with regard to the transition process for those Transferred Employees who transfer from employment by Seller to employment by Buyer.

                           (b)      Following the LMA Commencement Date, Buyer
shall honor all obligations under employment agreements identified on Schedule 6.17(b) of the Schedule Volume attached hereto. Notwithstanding the foregoing, Buyer shall have the same right to terminate or cause the termination of the employment of any Transferred Employee covered by an employment agreement identified on Schedule 6.17(b) of the Schedule Volume as the Seller employing such Transferred Employees had as of the LMA Commence Date.

                           (c)      With respect to medical benefits provided to
Transferred Employees under Buyer's group health benefit plans, Buyer agrees that it will waive waiting periods under such plans to the extent permitted by such plans. Buyer agrees that it will recognize periods of "creditable coverage" (determined under Section 9801(c) of the Code) with Seller for purposes of applying a preexisting condition exclusion under any of Buyer's group health plans, in accordance with applicable rules of the Health Insurance Portablity and Accountability Act of 1996. In addition, service with the Seller shall be recognized for purposes of eligibility under Buyer's welfare benefit plans other than group health plans in accordance with such plans. Buyer shall honor all vacation, personal and sick days accrued by Transferred Employee under Seller's plans, policies, programs and arrangements immediately prior to the LMA Commencement Date.

                           (d)      All claims for health and welfare benefits
incurred for Transferred Employees after the first day of the month following the month in which the LMA Commencement Date occurs shall be the responsibility of Buyer and Buyer shall reimburse Seller or Parent, as applicable, for any premiums in respect of periods after the LMA Commencement Date paid by Seller or Parent under its health benefit plans in respect of Transferred Employees whether paid before, on or after the LMA Commencement Date. For purposes of this Section 6.17(d), a claim shall be deemed "incurred" when the relevant service is provided or item is purchased.

                           (e)      Buyer will not terminate any Transferred
Employee, other than for cause as determined consistent with Buyer's employment practices, until after the Closing Date. Each Transferred Employee whose employment with Buyer and its Affiliates is involuntarily terminated, other than for cause as determined consistent with Buyer's employment practices, within the 12-month period beginning on the LMA Commencement Date shall be eligible for benefits under a Buyer severance or separation plan or policy that provides a severance benefit of at least one week of pay for each year of service (credited with Buyer, Seller and their respective Affiliates). Subject to the foregoing, such benefits may be provided in the manner and under the plan or policy designated by Buyer in its discretion.

                           (f)      Service with the Seller shall be recognized
for purposes of eligibility (but not for purposes of vesting accrual) under the Cumulus Broadcasting, Inc. 401(k) Plan. A Transferred Employee who is a participant in Seller's qualified 401(k) plan on the LMA Commencement Date, and who satisfies the eligibility requirements for the Cumulus Broadcasting, Inc. 401(k) Plan on that date (taking into account the service referred to in the preceding sentence) shall be permitted to begin participating in the Cumulus Broadcasting, Inc. 401(k) Plan immediately following the commencement of employment with Buyer.

                           (g)      In the event this Agreement terminates or
the LMA terminates prior to Closing, for any reason whatsoever (other than a termination by Seller of either such agreement by reason of Buyer's breach thereof pursuant to and in accordance with the terms of such agreement), Seller shall offer to employ all of the Transferred Employees employed by Buyer effective as of the date of such termination on the same basis as Buyer is required to offer employment to such Transferred Employees pursuant to paragraphs (a)-(f) above.

         6.18 Confidentiality Agreement. At Closing, Buyer and Parent shall amend that certain Confidentiality Agreement between Gaylord Entertainment Company and Cumulus Media, Inc. dated December 20, 2002, as appropriate to reflect the acquisition of the Purchased Assets and Stations by Buyer and to relieve Buyer of its obligation of confidentiality in respect thereof.

         6.19 Books and Records. For a period of six (6) years with respect to Tax-related books and records, and three (3) years with respect to all other books and records, from and after the Closing Date:

                           (a)      Buyer shall not dispose of or destroy any of
Seller's books and records relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

                           (b)      Buyer shall upon reasonable notice and at
reasonable times allow Seller and its agents reasonable access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its expense, to make copies of any Books and Records.

                           (c)      To the extent any Books and Records that are
Excluded Assets relate to matters involving the Stations for periods ending prior to or on the Closing, Parent and Seller shall, upon reasonable notice and at reasonable times allow Buyer and its agents reasonable access to such Books and Records during normal working hours at Seller's principal place of business or at any location where any such books or records are stored and Buyer shall have the right, at its expense, to make copies thereof.

                           (d)      Parent and Seller shall not dispose of or
destroy any Books and Records that are Excluded Assets without first offering to turn over possession thereof to Buyer by written notice to Buyer at least thirty
(30) days prior to the proposed date of such disposition or destruction. Seller shall furnish or cause to be furnished to Buyer, as promptly as possible, such Books and Records as is reasonably necessary for filing of all Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the payment of Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any proceeding relating to any Tax return.

         6.20 Market Participation Prior to Closing. Except as contemplated hereby, Buyer shall not enter into any agreement or transactions to acquire any other broadcast properties or stations in the Nashville, Tennessee market, nor shall Buyer take any other actions, including but not limited to, entering into a time brokerage agreement, local marketing agreement, or joint sales agreement, which could have the effect of delaying action by the FCC upon the Assignment Applications or the consummation of the transactions contemplated hereby.

         6.21     Shared Contracts. The contracts listed on Schedule 6.21 of the
Schedule Volume (the "Shared Agreements") relate to both the Stations and WSM-AM, and are listed as "Material Shared Contracts" and "Other Shared Contracts." Seller and Buyer agree to cooperate prior to the LMA Commencement Date to establish new contracts with respect to the Material Shared Contracts with the third parties named therein for the benefit of the Stations on substantially the same terms, conditions, benefits and obligations for the Stations as the contracts in effect on the date hereof, and the parties shall use their reasonable efforts to cause the new contracts to be transferable to Buyer without penalty or fee. Seller and Buyer agree to use their reasonably commercial efforts to cooperate with each other to perform the obligations under the Shared Agreements and provide the relevant party all benefits to which they are entitled thereunder, to the extent new contracts are not, or not yet, established and in the same manner as provided in Section 2.8.

                                   ARTICLE 7

                               CLOSING CONDITIONS

         7.1 Conditions Precedent to the Obligations of the Buyers. The obligations of the Buyers under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions all of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyers may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Seller contained herein or any other certificate or instrument furnished by or on behalf of the Seller hereunder:

                           (a)      no action, suit, or proceeding shall have
been instituted against Parent or Seller or against any of Buyers by, in or before any court, tribunal, or governmental body or agency, and be unresolved, and no order shall have been issued in any case, to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of, any of the transactions contemplated hereby;

                           (b)      subject to the proviso set forth on Schedule
7.1(b) to the Schedule Volume, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the time of Closing (except representations and warranties qualified by materiality or Material Adverse Effect, which must be true and correct at the time of Closing) with the same force and effect as though such representations and warranties were made at that time (except for representations and warranties made as of a certain date, which must be true and correct to the foregoing extent as of such date), unless any failure of representation or warranty to be true and correct to the foregoing extent shall have been caused by Buyer or its affiliates in connection with its actions or failure to take action under the LMA;

                           (c)      each covenant, agreement, and obligation
required by the terms of this Agreement to be complied with and performed by Seller or Parent, at or prior to the Closing shall have complied with and performed except in immaterial respects (except to the extent any non-compliance relates to any act of Buyer or its affiliates), and an officer of Seller shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1(b) above;

                           (d)      the Initial Order shall have been granted
and the Initial Order shall not include any condition which Buyers reasonably determine to be adverse to Buyer, and the Initial Order shall have become a Final Order, and License Co. shall be entitled to be the holder of the Commission Authorizations and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been approved by all regulatory authorities whose approvals are required by law, including without limitation approvals or expiration or early termination of any waiting period required under the HSR Act;

                           (e)      all consents necessary to the assignment to
Buyer of those Assumed Contracts listed in Schedule 7.1(e) of the Schedule Volume hereto shall have been obtained, and there shall have been delivered to Buyer executed counterparts reasonably satisfactory in form and substance to Buyer of such consents (the "Required Consents");

                           (f)      Buyer shall have received an opinion of
Seller's corporate counsel dated the Closing Date, addressed to Buyer in the form of Exhibit 7.1(f);

                           (g)      Buyer shall have received an opinion of
Seller's FCC counsel dated the Closing Date and addressed to Buyer and favorably opining as to the matters included in Exhibit 7.1(g) hereto; and

                           (h)      Seller shall have delivered to Buyer the
documents specified in Section 8.2 hereof.

         7.2 Seller's Conditions Precedent. The obligations of Seller under this Agreement to proceed with the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions, all of which may be waived in whole or in part by

Seller for purposes of consummating such transactions, but without prejudice to any other right or remedy which Seller may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Buyer contained herein or any other certificate or instrument furnished by or on behalf of Buyer hereunder:

                           (a)      no action, suit, or proceeding shall have
been instituted against Seller or against any of Buyers by, in or before any court, tribunal, or governmental body or agency, and be unresolved, and no order shall have been issued, in each case to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of, any of the transactions contemplated hereby;

                           (b)      subject to the proviso set forth on Schedule
7.2(b) to the Schedule Volume, the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects at the time of the Closing (except for representations and warranties qualified by materiality, which must be true and correct at the time of Closing) with the same force and effect as though such representations and warranties were made at that time (except for representations and warranties made as of a certain date, which must be true and correct to the foregoing extent as of such date);

                           (c)      each covenant, agreement, and obligation
required by the terms of this Agreement to be complied with and performed by Buyers at or prior to the Closing shall have been complied with and performed except in immaterial respects, and an officer of Buyer shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.2(b) above;

                           (d)      the Initial Order shall have been granted,
and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been approved by all regulatory authorities whose approvals are required by law, including without limitation all approval or expiration or early termination of any waiting period required under the HSR Act;

                           (e)      Buyer shall have delivered to Seller the
documents and items specified in Section 8.3 hereof; and

                           (f)      Seller shall have received an opinion of
Buyer's counsel dated the Closing Date, addressed to Seller and favorably opining as to the matters included in Exhibit 7.2(f) hereto, in form and substance reasonably satisfactory to Seller.

                                   ARTICLE 8

                               CLOSING; DELIVERIES

8.1      Closing.

                           (a)      The closing under this agreement (the
"Closing") shall take place at the offices of Buyer's counsel, at 10:00 a.m., local time, on the fifth (5th) business day after the Initial Order has become a Final Order, or such other date, place, or time as the parties hereto shall mutually agree upon; provided, however, that, at Buyer's option, exercisable upon written notice to Seller and deliverable at any time after the Initial Order is granted but prior to its becoming a Final Order, the Closing shall take place on the tenth (10th) business day after delivery of such notice to Seller. The Closing shall be effective as of 12:01 a.m. on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         8.2 Seller's Deliveries. At the Closing, Seller shall deliver all of the documents set forth below:

                           (a)      a Bill of Sale, in form attached hereto as
Exhibit 8.2(a), duly executed by Seller;

                           (b)      the Assignment and Assumption Agreement,
duly executed by Seller;

                           (c)      an opinion of Seller's corporate counsel
dated the Closing Date, addressed to Buyer, in the form of Exhibit 7.1(f) hereto;

                           (d)      an opinion of Seller's FCC counsel dated the
Closing Date, addressed to Buyer in the form of Exhibit 7.1(g) hereto;

                           (e)      the certificate described in Section 7.1(c)
hereof;

                           (f)      instruments of assignment and transfer of
all the Commission Authorizations executed by Seller, in form reasonably required by Seller;

                           (g)      instruments of assignment and transfer of
all Intangibles, executed by Seller, in form reasonably required by Buyer;

                           (h)      the executed Transition Services Agreement;

                           (i)      all FCC logs;

                           (j)      certified copies of board of director
resolutions of Seller authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

                           (k)      certificates of good standing with respect
to Seller, issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State of Tennessee;

                           (l)      all Lien Release Instruments;

                           (m)      all Required Consents;

                           (n)      such other good and sufficient instruments
of conveyance, assignment, and transfer, as Buyers shall reasonably require, each in form and substance reasonably required by Buyers, and as shall be effective to vest in Buyers title to the Purchased Assets as contemplated by this Agreement and physical possession of the Purchased Assets;

                           (o)      estoppel certificates relating to the Real
Property Leases for the tower site in Rutherford County, Tennessee, and the antenna site at 5700 Knob Road, Nashville, Tennessee in the form attached hereto as Exhibit 8.2(o) and executed by the landlord under such leases;

                           (p)      the executed license agreement in the form
attached hereto as Exhibit 2.13; and

                           (q)      all other documents required by the terms of
this Agreement to be delivered to Buyers at the Closing.

         8.3 Buyer's Deliveries. At the Closing, Buyer will deliver the documents set forth below:

                           (a)      the Closing Payment;

                           (b)      the Assignment and Assumption Agreement,
duly executed by Buyer;

                           (c)      the certificate described in Section 7.2(c)
hereto;

                           (d)      certificates of good standing with respect
to each of Buyers, each issued as of a recent date by the Secretary of State of Nevada, and a certificate of good standing with respect to Buyer issued as of a recent date by the Secretary of State of Tennessee;

                           (e)      certified copies of resolutions of the board
of directors and shareholders of Buyers authorizing the execution and delivery of this Agreement and the Buyer documents and the consummation of the transactions contemplated hereby and thereby;

                           (f)      the executed license agreement in the form
attached hereto as Exhibit 2.13;

                           (g)      the executed Transition Services Agreement;

                           (h)      all other documents required by the terms of
this Agreement to be delivered to Seller at the Closing; and

                           (i)      an opinion of Buyer's corporate counsel
dated as of the Closing Date addressed to Seller in the form of Exhibit 7.2(f) hereto.

         8.4 Further Assurances. At any time and from time to time after the Closing, at Buyer's request, and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and confirmation, and take such actions, as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey, and assign to Buyers, and to confirm Buyers' title to, all of the Purchased Assets, to put

Buyers in actual possession and operating control thereof, and to assist Buyers in exercising all rights with respect thereto.

                                   ARTICLE 9

                              SPECIFIC PERFORMANCE

                  Seller agrees that the Purchased Assets include unique property that cannot be readily obtained on the open market and that Buyers will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyers shall have the right specifically to enforce the obligation of Seller to close the transactions under this Agreement without the necessity of posting any bond or other security, and Seller hereby waives the defense in any such suit that Buyers have an adequate remedy at law and agrees not to interpose any opposition, legal, or otherwise, as to the propriety of specific performance as a remedy. The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this Article 9 shall not be exclusive of any other rights and remedies which Buyers may otherwise have under this Agreement or otherwise, all of which rights and remedies shall be cumulative, as set forth herein.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                           (a)      by mutual written consent of Buyer and
Seller;

                           (b)      by written notice from a party that is not
then in material breach of this Agreement if the other party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating party is received by the other party, and such breach is not cured (but only if such breach is capable of cure) by the earlier of (i) the last day of such 30-day period if such breach is capable of cure, or
(ii) the fifth (5th) business day after the Initial Order has become the Final Order (the "Cure Period"); provided, however, that if such breach cannot be reasonably cured within such 30-day period but can be cured before the fifth
(5th) business day after the Initial Order has become the Final Order, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the fifth
(5th) business day after the Initial Order has become the Final Order, and if such breach is not capable of cure such termination shall be of immediate effect; and provided further that Buyer's and Seller's obligation to close shall not be subject to any notice and right to cure;

                           (c)      as provided in Section 6.5;

                           (d)      by written notice of a party to the other
party if the Closing shall not have been consummated on or before September 30, 2004, provided that such notifying party is not then in material breach or default, and provided that no delay in any decision or determination by the FCC respecting the Assignment Application has been caused or materially contributed to (i) by any failure of the notifying party to furnish, file or make available to the FCC information within its control; (ii) by the willful furnishing by the notifying party of incorrect, inaccurate or incomplete information to the FCC; or (iii) by any other action taken by the notifying party for the purpose of delaying the FCC's decision or determination respecting the Assignment Application.

         10.2     Effect of Termination.

                           (a)      If this Agreement is terminated prior to
Closing for any reason other than as provided in paragraphs (b), (c) or (d) below , no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement shall be deemed null and void and of no further force and effect (except for the provisions of Section 13.5, which shall survive termination).

                           (b)      If Buyer terminates this Agreement pursuant
to and in accordance with Section 10.1(b) hereof or 10.1(d) hereof (but only if Seller would not have had the right to terminate under Section 10.1(d) hereof by reason of the application of the proviso contained therein to the Seller) prior to Closing, the Buyer shall retain all rights and remedies available to it in respect of such termination.

                           (c)      If Seller terminates this Agreement pursuant
to and in accordance with Section 10.1(b) hereof or 10.1(d) hereof (but only if Buyer would not have had the right to terminate under Section 10.1(d) hereof by reason of the application of the proviso contained therein to the Buyer) prior to Closing, the Seller shall be entitled to receive, immediately upon such termination, the Escrow Amount held pursuant to the terms of the Escrow Agreement as the sole and exclusive remedy and as liquidated damages (but such limitation shall not apply in the event of a termination described in (d) below). The parties understand and agree that the liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages with respect to the matters relating to this Section 10.2(c), made at the time this Agreement is executed; that the liquidated damages provision is necessary and desirable because actual damages are indeterminable or difficult to measure at the time of execution of this Agreement; and the liquidated damages provision and amount is not intended to be, and is not, a penalty for breach of this Agreement.

                           (d)      If Buyer fails to perform in any material
respect its obligations under this Agreement in respect of the Closing and all of Buyers' conditions precedent hereunder have been satisfied in accordance with
Section 7.1 hereof, and Seller stands ready, willing and able to perform and by reason of the foregoing Seller terminates this Agreement, then Seller shall be entitled to receive, immediately upon such termination, the Escrow Amount held pursuant to the terms of the Escrow Agreement, immediately upon termination, without the necessity of proving a specific amount of damages, and the parties recognize that the Escrow Amount shall be treated as a portion of Seller's damages and not a penalty and Seller shall retain all other rights and remedies available to it in respect of such termination.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1     Obligation to Indemnify.

                           (a)      Subject to the terms hereof, Buyer hereby
agrees to save, indemnify and hold harmless Seller and Parent from, against, and in respect of, and shall on demand reimburse Seller and Parent for all loss, liability, claim, damage, deficiency, injury and all costs and expenses (including all attorney fees and other defense costs) (collectively "Losses") suffered by Seller or Parent or incurred in respect of (i) any misrepresentation or breach of representation or warranty by Buyers in this Agreement, provided Buyer receives a Claim Notice (as hereinafter defined) within any survival period applicable thereto, or (ii) any nonfulfillment of any covenant or agreement to be performed or complied with by Buyers under this Agreement or in any agreement, certificate, document, or instrument executed by any of Buyers and delivered to Seller pursuant to or in connection with this Agreement (other than the JSA and LMA), or (iii) any Buyer Liabilities.

                           (b)      Subject to the terms hereof, Seller hereby
agrees to save, indemnify, and hold harmless Buyers from, against and in respect of, and shall on demand reimburse Buyers for all Losses suffered or incurred by Buyers in respect of (i) any misrepresentation or breach of representation or warranty by Seller in this Agreement provided Seller receives a Claim Notice (as hereinafter defined) within any survival period applicable thereto, or (ii) any nonfulfillment of any covenant or agreement to be performed or complied with by Seller or Parent under this Agreement or any agreement, certificate, document, or instrument executed by Seller or Parent and delivered to any of Buyers pursuant to or in connection with this Agreement (other than the JSA and the LMA), or (iii) any Excluded Liability; provided that no indemnification shall be available with respect to Losses or Seller's breaches to the extent caused by Buyer or its affiliates in connection with their actions under the LMA.

         11.2     Survival and Other Matters.

                           (a)      The representations, warranties, covenants
and agreements of each of the parties hereto shall survive the Closing indefinitely without limitation; provided, however, the representations and warranties (other than those in Sections 4.2 and 4.7 (the first two and last two sentences only), and 5.2 all of which shall survive indefinitely, and in Section
4.13 which shall survive for the applicable statute of limitations, and in
Section 4.18 which shall survive until the third anniversary of the Closing) shall only survive until the first (1st) anniversary of the Closing. The parties hereto acknowledge that except for the representations and warranties specifically set forth herein, they have not relied on any information provided by the other party as constituting a representation or warranty of such other party.

                           (b)      Notwithstanding anything in this Agreement
to the contrary, Buyer shall be solely and exclusively responsible and liable for all obligations of any of Buyers, and License Co. shall not have or incur any liability whatsoever, arising out of this Agreement.

                           (c)      Notwithstanding anything in this Agreement
to the contrary, in no event shall Seller have any liability for indemnification of Buyer for misrepresentation or breach of representation or warranty until the aggregate of all Losses for which indemnification is sought therefor exceeds the Indemnification Threshold, after which Buyer shall be entitled to be indemnified for all Losses in excess of the Indemnification Threshold, and in no event shall Seller have any liability for indemnification of Buyer or misrepresentation or breach of representation or warranty in excess of the Indemnification Cap except as provided in Schedule 7.1(b) to the Schedule Volume; provided, however, the limitations provided above shall not apply to a breach of a representation contained in Sections 4.2 or 4.7 (the first two and last two sentences only) except as provided on Schedule 11.2(c), or in the case of fraud.

         11.3     Provisions Regarding Indemnification.

                           (a)      If, within the applicable survival period,
any third party shall notify any party (the "Indemnified Party") with respect to any third party claim which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article 11, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. In the event any Indemnifying Party notifies the Indemnified Party within 20 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), and (iii) without the written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement unless the judgment or settlement can be satisfied solely by the payment of money and no equitable or other relief is sought, the Indemnifying Party pays such judgment or settlement in full or makes provision therefor, and such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

                           (b)      A party suffering Losses or a party that
determines that any occurrence or claim may result in a Loss that gives or could give rise to a claim for indemnification under this Article 11 shall promptly notify each other party thereof in writing (a "Claim Notice"). The Claim Notice shall contain a brief description of the nature of the Loss suffered and, if practicable, an aggregate dollar value estimate of the Loss suffered. No delay in the issuance of a Claim Notice shall relieve any party from any obligation under this Article 11, unless and solely to the extent such party is thereby prejudiced.

                           (c)      Buyer and Seller acknowledge and agree that
from and after Closing, the foregoing indemnification provisions in this Article 11 shall be the exclusive remedy of Buyer and Seller with respect to the matters described in Section 11.1(a) and (b) of this Agreement, except for and subject to Article 9 hereof.

                                   ARTICLE 12

                                  RISK OF LOSS

                  Subject to Buyer's obligations under the LMA, the risk of loss, damage or destruction to the Purchased Assets and/or the Leased Real Property from fire or other casualty or cause, shall be borne by Seller at all times up to the Closing. It shall be the responsibility of Seller to repair or cause to be repaired and to restore the affected property included in the Purchased Assets to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that Purchased Assets reasonably required for the normal operation of any of the Stations are not repaired, replaced, or restored prior to the Closing, Buyer, at its sole option, upon written notice to Seller: (a) may elect to postpone the Closing until such time as the parties have negotiated in good faith a reasonable holdback in respect of such matter, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance theretofore, or to be, received, covering the property involved.

                                   ARTICLE 13

                                  MISCELLANEOUS

         13.1 Binding Agreement. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

         13.2 Assignment. This Agreement and all rights of any party hereunder shall be assignable only with the prior written consent of the other party, except this Agreement shall be assignable prior to Closing by Buyers to one or more subsidiaries or affiliates, and shall be assignable by Seller, to one or more subsidiaries or affiliates, in each case upon prior notice to the other party, provided that any such assignment will not unreasonably delay grant of the Initial Order. No assignment shall relieve the assigning party of its obligations and liabilities hereunder.

         13.3 Law To Govern. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to principles of conflict of laws.

         13.4 Notices. All notices shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if delivered personally, when received by facsimile communications equipment or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid to the other party hereto at the following addresses:

                  IF TO SELLER, TO:

                  Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, Tennessee 37214
                  Attn:  David C. Kloeppel, CFO
                  cc:    Carter R. Todd, General Counsel
                  Phone: (615) 316-6186
                  Fax:   (615) 316-6544

                  WITH A COPY TO:

                  Bass, Berry & Sims PLC
                  315 Deaderick Street
                  Am South Center, Suite 2700
                  Nashville, Tennessee 37238-3001
                  Attn: F. Mitchell Walker, Jr., Esq.
                  Phone (615) 742-6275
                  Fax:  (615) 742-2775

                  IF TO ANY OF BUYERS, TO:

                  Cumulus Broadcasting, Inc.
                  3535 Piedmont Rd.
                  Building 14, 14th Floor
                  Atlanta, Georgia 30305
                  Attn:  Richard S. Denning, General Counsel
                  Phone: (404) 260-6600
                  Fax:   (404) 443-0742

                  WITH COPIES TO:

                  Jones Day
                  3500 SunTrust Plaza
                  303 Peachtree Street
                  Atlanta, Georgia 30308-3242
                  Attn:  John E. Zamer, Esq.
                  Phone: (404) 521-3939
                  Fax:   (404) 581-8330

or to such other addresses as any such party may designate in writing in accordance with this Section 13.3.

         13.5 Fees and Expenses. Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.

         13.6 Entire Agreement. This Agreement, including the Schedule Volume and Exhibits hereto, and all agreements executed between the parties hereto and Parent contemporaneously herewith, and the Confidentiality Agreement between Gaylord Entertainment Company and Cumulus Media, Inc. dated December 20, 2002, sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement, and the agreements executed between the parties hereto and Parent contemporaneously herewith, supersede all prior agreements and understandings among the parties with respect to such subject matter. The term
Schedule Volume refers to a volume of schedules which include without limitation private and confidential business information pertaining to the Stations including the Stations' assets, financial information, litigation, if any, personnel and matters which are required to be furnished to Buyer by Seller hereunder or referred to herein which have been bound in a separate volume and initialed by the parties.

         13.7 Waivers. Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by Seller in the case of a default by any of Buyers and by Buyer in case of a default by Seller. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         13.8 Severability. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

         13.9 No Third-Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

         13.10 Affiliate. For purposes of this Agreement, the term "affiliate" when used with respect to any person or entity, shall mean any person or entity which directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such person or entity.

         13.11 Drafting. No party shall be deemed to have drafted this Agreement but rather this Agreement is a collaborative effort of the undersigned parties and their attorneys.

         13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

         13.13 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

         13.14 Use of Terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a "Section" or "Article" means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words "or," "either" and "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         13.15 Time of Essence. Time is of the essence in the performance of this Agreement.

         13.16    Incorporation of Exhibits and Schedules. The Exhibits and
Schedule Volume identified in this Agreement are incorporated herein by reference and made part hereof.


                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                     CUMULUS BROADCASTING, INC.



                                     By: /s/ Richard S. Denning
                                        ---------------------------------------
                                        Name: Richard S. Denning
                                             ----------------------------------
                                        Title: Vice President
                                              ---------------------------------


                                     CUMULUS LICENSING CORP.



                                     By: /s/ Richard S. Denning
                                        ---------------------------------------
                                        Name: Richard S. Denning
                                             ----------------------------------
                                        Title: Vice President
                                              ---------------------------------


                                     GAYLORD INVESTMENTS, INC.



                                     By: /s/ David Kloeppel
                                        ---------------------------------------
                                        Name: David Kloeppel
                                             ----------------------------------
                                        Title: Vice President
                                              ---------------------------------

                                    GUARANTY

         The undersigned owns all the outstanding capital stock of Gaylord Investments, Inc. ("Seller") and is willing to enter into and perform the following undertaking because of such interest and because Cumulus Broadcasting, Inc. ("Buyer") has indicated it would not be willing to enter into the Asset Purchase Agreement between Seller and Buyer without such undertaking. Therefore, the undersigned hereby executes this Guaranty for the purposes of acknowledging and agreeing fully and timely to perform all of the covenants and agreements requiring its performance contained herein. The undersigned further absolutely and unconditionally guarantees to Buyer the punctual, complete, full and timely performance by Seller of all of Seller's covenants, duties and obligations under the Agreement and the LMA, and promises to pay to Buyer, its successors and assigns, when due, all obligations, liabilities and indebtedness of Seller under the Agreement or the LMA, subject to the terms and conditions of the Agreement and the LMA (collectively the "Obligations"). This Guaranty is continuing, absolute and unconditional. The undersigned expressly represents and warrants that performance by Seller of the Agreement is and will be to the direct interest and advantage of the undersigned. The undersigned expressly waives: (i) notice of acceptance of this Guaranty; (ii) notice of the existence or creation of any or all of the Obligations; (iii) notice of default, non-payment, partial payment, presentment, demand and all other notices whatsoever; (iv) any duty or obligations on Buyer to collect the obligations from or to commence an action against Seller, despite any notice or request of the undersigned to do so; and
(v) any defenses based upon, and specifically consents to, any and all extensions and postponements of the time for payment, and any other indulgences or forbearances which may be granted to Seller, but subject to the terms and conditions of the Agreement and the LMA. No delay or failure on the part of Buyer to exercise any right or remedy under this Guaranty shall operate as a wavier thereof, and no single or partial exercise by Buyer of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.


                                     GAYLORD ENTERTAINMENT COMPANY



                                     By: /s/ David Kloeppel
                                        ---------------------------------------
                                        Name: David Kloeppel
                                             ----------------------------------
                                        Title: Executive Vice President and
                                               Chief Financial Officer
                                              ---------------------------------

                                    EXHIBITS

Exhibit 2.7                Form of Assignment and Assumption Agreement
Exhibit 2.13               License Agreement
Exhibit 7.1(f)             Form of Opinion
Exhibit 7.1(g)             Form of FCC Opinion
Exhibit 7.2(f)             Form of Opinion
Exhibit 8.2(a)             Form of Bill of Sale
Exhibit 8.2(o)             Form of Estoppel Certificate